Exhibit 99

Contact:	Investors & Analysts:
John D. Emerick, Jr.
Fair Isaac Corporation
(800) 213-5542
investor@fairisaac.com

Media:
Steve Astle
Fair Isaac Corporation
(415) 446-6204
stephenastle@fairisaac.com
Fair Isaac Drives Growth and Profitability Through Reengineering Plan
Initiatives include divestitures, a reduction in work force, facility consolidation and aggressive cost management;
Actions to reduce cost structure by $100 million, yield annual pre-tax savings of $35 million, and a second quarter pre-tax charge of $7 million.
MINNEAPOLIS — April 1, 2008 — Fair Isaac Corporation (NYSE: FIC), the leading provider of analytics and decision technology, today announced details of a reengineering plan designed to grow revenues through strategic resource reallocation and improve profitability through significant cost reduction. Key components of the plan include rationalizing the business portfolio, simplifying management hierarchy, eliminating low-priority positions, consolidating facilities and aggressively managing fixed and variable costs.
Specific actions include:
•	The divestiture of certain non-strategic or unprofitable business units. These include:
•	Insurance Bill Review

•	Cortronics neural research

•	Advertising services in the Marketing Services unit

•	Government related research contracts

•	“Fast Panel” diagnostics for veterinary medicine

•	Select telecom applications
In connection with these divestitures, the company has entered into a definitive agreement for the sale of the Insurance Bill Review business unit to Mitchell International, Inc., a leading provider of information, workflow, and performance management solutions to the property and casualty claims and collision repair industries. This business unit provides a comprehensive suite of medical bill review solutions, including its flagship technology solution, Smart Advisor™, and extensive outsource and medical professional review offerings. The completion of this transaction is subject to customary closing conditions and is expected to close during the third quarter of Fair Isaac’s fiscal 2008. The terms of the transaction are not disclosed.

Once completed, these divestitures will affect approximately 220 employees over several quarters, and will reduce company revenues and related costs by $65 million on an annual basis, having a negligible impact on net income.
•	Simplification of the company’s management hierarchy and elimination of lower-priority positions. Separate from the business unit divestitures, the company is eliminating approximately 200 positions, providing annualized pre-tax savings of $29 million, with a one-time second quarter pre-tax charge of $6 million.
•	A variety of specific cost management initiatives including extension of the existing freeze for new hires, closure or consolidation of more than a dozen facilities, and aggressive management of other fixed and variable costs, providing annualized pre-tax savings of $6 million. The company will incur a pre-tax charge of $1 million in the second quarter related to the facility closures.
Company to Host Conference Call
The company will host a brief conference call today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to address this announcement. The call can be accessed live on the Investor Relations section of the company’s website at www.fairisaac.com, and a replay will be available approximately two hours after the completion of the call through April 30, 2008.
Second Fiscal Quarter Results Conference Call
Due to the timing of the reengineering plan described in this release, the company will allow for additional time to complete its quarterly closing and review procedures. As a result, the company will host a conference call on Monday, April 28, at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to discuss its second quarter fiscal 2008 results, outlook for fiscal 2008 and other operational updates. The call can be accessed live on the Investor Relations section of the company’s website at www.fairisaac.com, and a replay will be available approximately two hours after the completion of the call through May 26, 2008.
Mid-Year Investor/Analyst Day with Management
The company will host a Mid-Year Investor/Analyst Day with Management in San Francisco on Tuesday, April 29 at 9 am PT at the Palace Hotel. Pre-registration is required to attend this event. A webcast will also be available for this event which can be accessed live on the Investor Relations section of the company’s website (www.fairisaac.com) with dial-in information.
About Fair Isaac Corporation
Fair Isaac Corporation (NYSE:FIC) combines trusted advice, world-class analytics and innovative applications to help businesses make smarter decisions. Fair Isaac’s solutions and technologies for Enterprise Decision Management turn strategy into action and elevate business performance by giving organizations the power to automate more decisions, improve the quality of their decisions, and connect decisions across their business. Clients in 80 countries work with Fair Isaac to increase customer loyalty and profitability, cut fraud losses, manage credit risk, meet regulatory and competitive demands, and rapidly build market share. Fair Isaac also helps millions of individuals manage their credit health through the www.myFICO.com website. Learn more about Fair Isaac at www.fairisaac.com.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to Fair Isaac or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the Company’s ability to execute the reengineering plan in the manner and timeframe described in this press release, the actual expense, revenue and net income impact associated with the reengineering plan, the success of the Company’s Enterprise Decision Management strategy, its ability to recruit and retain key technical and managerial personnel, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, competition, regulatory changes applicable to the use of consumer credit and other data, the possibility that the anticipated benefits of acquisitions, including expected synergies, will not be realized and other risks described from time to time in Fair Isaac’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2007, and its quarterly report on Form 10-Q for the period ended December 31, 2007. If any of these risks or uncertainties materialize, Fair Isaac’s results could differ materially from its expectations. Fair Isaac disclaims any intent or obligation to update these forward-looking statements.
Fair Isaac is a trademark or registered trademark of Fair Isaac Corporation in the United States and in other countries.